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                                   EXHIBIT 11

               STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS




                                               Three Months        Three Months
                                                  Ended                Ended
                                              March 31, 1998      March 31, 1997
                                              --------------      --------------

Net loss-Limited Partners                         $ (0)                $ (0)
                                                  ====                 ====

Average Class A and B units outstanding            921                  921
                                                  ====                 ====

Net loss per Class A and B unit                   $ (0)                $ (0)
                                                  ====                 ====